Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Federal Signal Q2 2022 Earnings Call July 27, 2022

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of the coronavirus pandemic and the associated government response, risks and adverse economic effects associated with emerging geopolitical conflicts, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, cybersecurity risks, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation or in other investor materials filed with the SEC. 2

Q2 Highlights * 3* Comparisons versus Q2 of 2021 • Net sales of $367 M, up $32 M, or 10% • Operating income of $46.2 M, up $7.7 M, or 20% • Adjusted EBITDA of $58.2 M, up $6.3 M, or 12% • Adjusted EBITDA margin of 15.9%, compared to 15.5% • GAAP EPS of $0.55, up $0.07, or 15% • Adjusted EPS of $0.53, up $0.03, or 6% • Orders of $413 M, up $53 M, or 15% • Record backlog of $795 M, up $358 M, or 82%

4 Group and Corporate Results $ millions, except % Q2 2022 Q2 2021 % Change ESG Orders 351.7 299.7 17% Sales 306.3 281.3 9% Operating income 39.1 38.5 2% Operating margin 12.8% 13.7% Adjusted EBITDA 51.6 50.6 2% Adjusted EBITDA margin 16.8% 18.0% SSG Orders 61.6 60.8 1% Sales 60.4 53.4 13% Operating income 10.3 7.8 32% Operating margin 17.1% 14.6% Adjusted EBITDA 11.4 8.7 31% Adjusted EBITDA margin 18.9% 16.3% Corporate expenses 3.2 7.8 -59% Consolidated Orders 413.3 360.5 15% Sales 366.7 334.7 10% Operating income 46.2 38.5 20% Operating margin 12.6% 11.5% Adjusted EBITDA 58.2 51.9 12% Adjusted EBITDA margin 15.9% 15.5%

Consolidated Statement of Operations 5 $ millions, except % and per share Q2 2022 Q2 2021 $ Change % Change Net sales 366.7$ 334.7$ 32.0$ 10% Gross profit 89.8 81.6 8.2 10% SEG&A expenses 42.1 40.0 2.1 5% Amortization expense 3.2 2.8 0.4 14% Acquisition and integration related (benefits) expenses (1.7) 0.3 (2.0) N/M Operating income 46.2 38.5 7.7 20% Interest expense 1.9 1.1 0.8 73% Other income, net (0.3) (0.3) - 0% Income tax expense 11.1 8.0 3.1 39% Net income 33.5 29.7 3.8 13% Diluted EPS 0.55$ 0.48$ 0.07$ 15% Diluted adjusted EPS 0.53$ 0.50$ 0.03$ 6% Gross Margin 24.5% 24.4% SEG&A expenses as a % of net sales 11.5% 12.0% Effective tax rate 24.9% 21.2%

Adjusted Earnings per Share

($ in millions)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Net income, as reported	$ 33.5	$ 29.7	$ 54.0	$ 51.9
Add:				
Income tax expense	11.1	8.0	18.2	13.0
Income before income taxes	44.6	37.7	72.2	64.9
Add:				
Acquisition and integration-related (benefits) expenses	(1.7)	0.3	(1.4)	0.5
Pension-related charges (1)	-	0.3	-	0.3
Coronavirus-related expenses (2)	-	0.3	-	1.2
Purchase accounting effects (3)	-	0.3	-	0.4
Adjusted income before income taxes	42.9	38.9	70.8	67.3
Adjusted income tax expense (4)	(10.7)	(8.3)	(17.9)	(13.5)
Adjusted net income	$ 32.2	$ 30.6	$ 52.9	$ 53.8
Diluted EPS, as reported	$ 0.55	$ 0.48	$ 0.88	$ 0.84
Adjusted diluted EPS	$ 0.53	$ 0.50	$ 0.87	$ 0.87

(1) Pension-related charges in the three and six months ended June 30, 2021 relate to charges incurred in connection with multiemployer pension plan withdrawals. Such charges are included as a component of Other income, net on the Condensed Consolidated Statements of Operations.

(2) Coronavirus-related expenses in the three and six months ended June 30, 2021 include direct expenses incurred as a result of the coronavirus pandemic, that are incremental to, and separable from, normal operations. These expenses primarily related to the Company's employee wellness initiatives, including reimbursement for

(3) Purchase accounting effects relate to adjustments to exclude the step-up in the valuation of acquired JJE equipment that was sold subsequent to the acquisition in the three and six months ended June 30, 2021, as well as to exclude the depreciation of the step-up in the valuation of the rental fleet acquired.

(4) Adjusted income tax expense for the three and six months ended June 30, 2022 and 2021 was recomputed after excluding the impact of acquisition and integration-related (benefits) expenses, pension-related charges, coronavirus-related expenses and purchase accounting effects, where applicable.

FEDERAL SIGNAL

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7 Financial Strength and Flexibility * * Dollar amounts as of, or for the quarter ending 6/30/2022, unless otherwise noted ** Net debt is a non-GAAP measure and is computed as total debt of $326.8 M, less total cash and cash equivalents of $31.2 M Strong capital structure • Cash and cash equivalents of $31 M • Net debt of ~$296 M ** • In July 2019, we executed a five-year, $500 M revolving credit facility, with flexibility to increase by additional $250 M for acquisitions • No debt maturities until July 2024 • Net debt leverage remains low • Compliant with all covenants with significant headroom Healthy cash flow and access to cash facilitate organic growth investment and cash returns to stockholders • Generated ~$15 M of cash from operations in Q2 this year, up 16% vs. PY • ~$166 M of availability under revolving credit facility • Completed purchase of University Park building for ~$28 M in Q1 2022 • Anticipating other cap ex of $25 M-$30 M in 2022, including investments in our plants to add capacity and gain efficiencies through automation • Paid $5.4 M for dividends, reflecting a dividend of $0.09 per share; recently declared similar dividend for Q3 2022 • $2.5 M of share repurchases in Q2 2022 ($16.1 M YTD) • ~$59 M of repurchase authorization remaining under current programs (~3% of market cap)

CEO Remarks – Q2 Performance 8 • Strong operational performance, despite ongoing supply-chain challenges • Double-digit increase in net sales and earnings during Q2, with improvement in gross margins • Q2 adjusted EBITDA margin at high end of target range; up 40 basis points year-over-year • ESG reported $25 M increase in sales, with benefits from pricing actions, strong aftermarket demand and contributions from recent acquisitions  Aftermarket revenues of ~$88 M, up 5% YoY, despite non-recurrence of large road-marking service contract from Q2 last year • Outstanding quarter for SSG, with double-digit top line growth and 170- basis point improvement in gross margin • Operations benefited from minimal coronavirus-related disruption in Q2; continuing to monitor case levels with emerging variants • Published latest Sustainability Report during Q2

CEO Remarks – Market Conditions 9 • Demand for our products and aftermarket offerings remains strong in both municipal and industrial markets, with YTD orders each up ~20% • Municipal dealer partners energized about market conditions moving into 2H 2022 and 2023; with impact of recent federal stimulus driving demand from new and existing customers • $1.9 T of economic stimulus with $350 B earmarked to go to state, local and territorial governments. Among other things, stimulus package targets the maintenance of essential infrastructure, such as sewer systems and streets  1st $175 B tranche started to be distributed last year; 2nd tranche expected later this year  As a provider of equipment used to support these essential services, we are well positioned to benefit from such investment • Industrial markets robust, with strong demand for safe digging and trailer products; some softening of orders for dump trucks with customer chassis supply constraints • Infrastructure legislation expected to provide multi-year tailwind for most of our product offerings

CEO Remarks – Growth Initiatives

- Focused effort, aimed at providing solutions to solve customers' problems, by incorporating state-of-the-art technological enhancements into developing new products
- During Q2, introduced the Broom Badger, a compact, highly maneuverable street sweeper manufactured by Elgin
  - Newly-designed sweeper replaces product previously sourced from a third-party, with an innovative sweeper incorporating multiple enhancements based on extensive customer feedback
- Recently launched the TRUVAC APXX, a heavy-duty vacuum excavator for the toughest conditions
- Expanding aftermarket footprint with the opening of new locations in Colorado, Montana and Wyoming during 1H 2022
- Making good progress integrating acquisitions of Ground Force and Deist; pleased with their Q2 contributions
- Current M&A pipeline remains active



Elgin Broom Badger introduced in Q2 2022





TRUVAC APXX launched in Q2 2022

FEDERAL SIGNAL

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2022 Outlook Raising mid-point of full-year Adjusted EPS* Outlook by establishing a new range of $1.85 to $2.00, updated from previous range of $1.80 to $2.00 11  Full-year net sales outlook of $1.38 B to $1.45 B  Includes full-year contribution from 2021 acquisitions; represents YoY growth of 14% - 20% vs. $1.21 B in 2021  Double-digit improvement in pre-tax earnings  Depreciation and amortization expense: ~$57 M to $59 M  Capital expenditures of $25 M to $30 M, excluding University Park building purchase  Interest expense of ~$9 M to $10 M; up ~$1.5 M vs. previous outlook due to rising interest rates Key Assumptions  Effective tax rate resets to a normalized rate of ~25%, excluding discrete items; YoY EPS headwind of ~$0.20  Weighted average shares o/s: 61-62 M  No significant deterioration in current supply chain environment; assumes steady flow of customer-provided chassis  No significant increase in current input costs  No significant resurgence in COVID-related absences *Adjusted earnings per share (“EPS”) is a non-GAAP measure, which includes certain adjustments to reported GAAP income from continuing operations and diluted EPS. In 2021, we made adjustments to exclude the impact of acquisition and integration-related (benefits) expenses, pension-related charges, restructuring activity, coronavirus-related expenses and purchase accounting effects, where applicable. Should any similar items occur in 2022, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).

Federal Signal Q2 2022 Earnings Call 12 Q&A July 27, 2022 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1415 West 22nd Street, Suite 1100 Oak Brook, IL 60523 INVESTOR RELATIONS 630-954-2000 Ian Hudson SVP, Chief Financial Officer IHudson@federalsignal.com 13

Federal Signal Q2 2022 Earnings Call 14 Appendix

Consolidated Adjusted EBITDA 15 $ millions, except % Q2 2022 Q2 2021 Net income 33.5$ 29.7$ Add: Interest expense 1.9 1.1 Acquisition and integration-related (benefits) expenses (1.7) 0.3 Coronavirus-related expenses - 0.3 Purchase accounting effects - 0.2 Other income, net (0.3) (0.3) Income tax expense 11.1 8.0 Depreciation and amortization 13.7 12.6 Consolidated adjusted EBITDA 58.2$ 51.9$ Net Sales 366.7$ 334.7$ Consolidated adjusted EBITDA margin 15.9% 15.5%

Segment Adjusted EBITDA 16 ESG $ millions, except % Q2 2022 Q2 2021 Operating Income 39.1$ 38.5$ Add: Acquisition and integration-related (benefits) expenses (0.1) 0.1 Coronavirus-related expenses - 0.2 Purchase accounting effects - 0.2 Depreciation and amortization 12.6 11.6 Adjusted EBITDA 51.6$ 50.6$ Net Sales 306.3$ 281.3$ Adjusted EBITDA margin 16.8% 18.0% SSG $ millions, except % Q2 2022 Q2 2021 Operating Income 10.3$ 7.8$ Add: Depreciation and amortization 1.1 0.9 Adjusted EBITDA 11.4$ 8.7$ Net Sales 60.4$ 53.4$ Adjusted EBITDA margin 18.9% 16.3%

Non-GAAP Measures • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2022 and 2021 net income and diluted EPS provides additional measures which are representative of the Company’s underlying performance and improves the comparability of results between reporting periods. During the three and six months ended June 30, 2022 and 2021, adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related (benefits) expenses, pension-related charges, coronavirus-related expenses and purchase accounting effects, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”), at both the consolidated and segment level, as additional measures which are representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, acquisition and integration-related (benefits) expenses, coronavirus-related expenses, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense, as applicable. Consolidated adjusted EBITDA margin is a non-GAAP measure that represents the total of net income, interest expense, acquisition and integration-related (benefits) expenses, coronavirus-related expenses, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related (benefits) expenses, coronavirus-related expenses, purchase accounting effects and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non- GAAP measure that represents the total of segment operating income, acquisition and integration-related (benefits) expenses, coronavirus-related expenses, purchase accounting effects and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. 17